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                                                                     EXHIBIT 4.3

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


            Amendment No. 1, dated as of August 7, 2000 (the "Amendment"), between THE STREET.COM, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York banking corporation, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of May 14, 1999 (the "Rights Agreement");

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

            Section 1. AMENDMENT TO DEFINITION OF "ACQUIRING PERSON." Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, no Exempt Person shall be deemed an Acquiring Person."

            Section 2. DEFINITION OF "EXEMPT PERSON." Section 1 of the Rights Agreement is amended to insert after subsection (jj) thereof the following:

            (kk) "Exempt Person" shall mean Go2Net, Inc., a Delaware corporation, and Vulcan Ventures, Inc., a Washington corporation, and their respective Affiliates and Associates until such time as
            (i) any one of them becomes the Beneficial Owner of any shares of Common Stock other than shares of Common Stock issued pursuant to the Securities Purchase Agreement or (ii) any one of them is in breach of Section 9.11 of the Securities Purchase Agreement which breach is not waived by the Company in accordance with the requirements of the Securities Purchase Agreement, in each case as determined by the Board of Directors of the Company in its sole and absolute discretion.

            (ll) "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of August 7, 2000, by and among Go2Net, Inc., a Delaware corporation, Vulcan Ventures Inc., a Washington corporation, and the Company.

            Section 3. RIGHTS AGREEMENT AS AMENDED. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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            Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 5. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

            Section 6. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.




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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                                   THESTREET.COM, INC.


/s/ Jordan Goldstein                      By: /s/ Thomas J. Clarke
- ------------------------                      -----------------------------
Name:  Jordan Goldstein                        Name:  Thomas J. Clarke
Title:  Vice President, General Counsel        Title:  Chief Executive Officer


Attest:                                   AMERICAN STOCK TRANSFER &
                                               TRUST COMPANY, as Rights Agent


/s/ Susan Silber                          By: /s/ Herbert J. Lemmer
- ------------------------                      -----------------------------
Name:  Susan Silber                            Name:  Herbert J. Lemmer
Title:  Assistant Secretary                    Title:  Vice President